CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Advisor Series VIII of our report dated December 10, 2025, relating to the financial statements and financial highlights of Fidelity Advisor Diversified International Fund; of our reports dated December 12, 2025, relating to the financial statements and financial highlights of Fidelity Advisor Emerging Asia Fund and Fidelity Advisor Global Capital Appreciation Fund, which appear in Fidelity Advisor Series VIII’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 19, 2025